     STATEMENT REGARDING CONSENTS OF ARTHUR ANDERSEN LLP AND ARTHUR ANDERSEN
                                    SP. Z O.O

         The consolidated financial statements for 2001 and 2000 of Virgin
Mobile Telecoms Limited ("Virgin Mobile") and Polska Telefonia Cyfrowa Sp. z
o.o. ("PTC") appearing in our annual report on Form 20-F/A for the year ended
December 31, 2002, have been audited by Arthur Andersen LLP and Arthur Andersen
Sp. z o.o. We have not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen LLP or Arthur Andersen Sp. z o.o., as
required by section 7 of the Securities Act for incorporation by reference of their respective reports on the consolidated financial statements of Virgin
Mobile and PTC for fiscal years 2001 and 2000. Rule 437a of the Securities Act permits us to include these reports on the financial statements incorporated by reference herein without the consent of Arthur Andersen LLP and Arthur Andersen
Sp. z o.o. Because Arthur Andersen LLP and Arthur Andersen Sp. z o.o. have not consented to the incorporation by reference of their respective reports herein, an investor's ability to recover for claims against Arthur Andersen LLP and
Arthur Andersen Sp. z o.o. may be limited. In particular, an investor will not be able to recover against Arthur Andersen LLP or Arthur Andersen Sp. z o.o.
under Section 11(a)(4) of the Securities Act for any untrue material fact contained in the financial statements audited by Arthur Andersen LLP and Arthur
Andersen Sp. z o.o., or any omission to state a material fact required to be stated therein.